                                                    RULE NO. 424(b)(2)
                                                    REGISTRATION NO. 333-07469

PROSPECTUS SUPPLEMENT
To Prospectus dated August 6, 1996

-------------------------------------------------------------------------------

                                 $300,000,000

                     GENERAL ELECTRIC CAPITAL CORPORATION

                       6.50% Notes Due November 1, 2006

-------------------------------------------------------------------------------

Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1998.

The Notes will mature on November 1, 2006. The Notes are not redeemable prior to maturity.

The Notes will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of the Company.

The Notes will be represented by one or more Global Notes registered in the name of DTC's nominee. Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (in respect of its participants) and its participants. Except as described herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "DESCRIPTION OF NOTES--Global Notes, Delivery and Form" in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRE-SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Price to        Underwriting         Proceeds to
                   Public(/1/)       Discount(/2/)   Company(/1/)(/3/)
----------------------------------------------------------------------
Per Note               99.719%                .45%             99.269%
----------------------------------------------------------------------
Total             $299,157,000          $1,350,000        $297,807,000

-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from November 6, 1997.
(2) The Company has agreed to indemnify SBC Warburg Dillon Read Inc. against certain liabilities under the Securities Act of 1933.
(3) Before deducting expenses payable by the Company estimated at $100,000.

The Notes are offered by SBC Warburg Dillon Read Inc. (the "Underwriter"), subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about November 6, 1997.

                         SBC WARBURG DILLON READ INC.

          The date of this Prospectus Supplement is November 3, 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS AND SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

                                  THE COMPANY

  General Electric Capital Corporation (herein together with its consolidated affiliates, called the "Company" or "GE Capital" unless the context otherwise requires) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, the name of the Company was General Electric Credit Corporation. All outstanding common stock of the Company is owned by General Electric Capital Services, Inc. ("GE Capital Services"), formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned by General Electric Company ("GE Company"). The business of the Company originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the type and brand of products financed and the financial services offered are significantly more diversified. Very little of the financing provided by GE Capital involves products that are manufactured by GE Company.

  The Company operates in four financing industry segments and in a specialty insurance industry segment. GE Capital's financing activities include a full range of leasing, loan, equipment management sales and services and consumer savings and insurance services. The Company's specialty insurance activities include providing financial guaranty insurance, principally on municipal bonds and structured finance issues, private mortgage insurance and creditor insurance covering international customer loan repayments. The Company is an equity investor in Montgomery Ward Holding Corp., a retail organization, and certain other service and financial services organizations. GE Capital's operations are subject to a variety of regulations in their respective jurisdictions.

  Services of the Company are offered primarily in the United States, Canada, Europe and the Pacific Basin. The Company's principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No.
(203) 357-4000. At December 31, 1996 the Company employed approximately 49,400 persons.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following is the consolidated ratio of earnings to fixed charges for each of the periods indicated:

                                                                                        NINE MONTHS
                  YEAR ENDED DECEMBER 31,                                                  ENDED
      ---------------------------------------------------------------------            SEPTEMBER 27,
      1992         1993             1994             1995             1996                 1997
      ----         ----             ----             ----             ----             -------------
      1.44         1.62             1.63             1.51             1.53                 1.49

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness, and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                          CERTAIN TERMS OF THE NOTES

  The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Securities") supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

  The Notes are to be issued under a Third Amended and Restated Indenture, dated as of February 28, 1997, as amended to the date hereof (as so amended, the "Indenture"), between the Company and The Chase Manhattan Bank, as successor to The Bank of New York (the "Trustee"), are limited to $300,000,000 aggregate principal amount, and will mature and be paid at 100% of their principal amount on November 1, 2006. The Chase Manhattan Bank will act as the paying agent and authenticating agent for the Notes.

  As of August 1, 1996, the Company entered into a supplemental indenture with the Trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.


INTEREST

  The Notes will bear interest from November 6, 1997 at a rate per annum of 6.50%, payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 1998 (each, an "Interest Payment Date"). Interest will be payable to the persons in whose names the Notes are registered at the close of business on the April 15 or October 15, as the case may be, next preceding an Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each. In any case where an Interest Payment Date or the date of maturity of the principal on the Notes shall not be a business day, then payment of principal or interest need not be made on such date but may be made on the next succeeding day which is a business day, with the same force and effect as if made on such Interest Payment Date or the date of maturity, and no interest shall accrue for the period after such date. The term "business day" as used herein shall mean any day other than a Saturday or Sunday or any other day on which banking institutions are generally authorized or obligated by law or regulation to close in The City of New York.

STATUS OF NOTES

  The Notes will be unsecured and will rank equally with all other unsecured and unsubordinated obligations of the Company.

DELIVERY, FORMS AND DENOMINATIONS

  The Notes will be issued in the form of a one or more fully-registered Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. The Notes will be available in minimum denominations of $1,000 and integral multiples thereof. See "DESCRIPTION OF NOTES--Global Notes, Delivery and Form" in the accompanying Prospectus.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and SBC Warburg Dillon Read Inc. (the "Underwriter"), the Company has agreed to sell to the Underwriter and the Underwriter has agreed to purchase the entire aggregate principal amount of the Notes.

  Under the terms and conditions of the Underwriting Agreement, the Underwriter is committed to take and pay for all the Notes, if any are taken.

  The Underwriter has advised the Company that it proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .30% of the principal amount of the Notes. The Underwriter may allow and such dealers may reallow a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Notes are a new issue of securities with no established trading market. The Underwriter has informed the Company that it intends to make a market in the Notes, but is under no obligation to do so and such market making may be terminated at any time without notice. No assurance can be given, however, as to whether a trading market in the Notes will develop or as to the liquidity of any trading market for the Notes.

  In connection with this offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934 pursuant to which the Underwriter may bid for or purchase Notes for the purpose of stabilizing the market price of the Notes. The Underwriter also may create a short position for its account by selling more Notes in connection with the offering than it is committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of the offering to cover all or a portion of such short position. Such open market purchases are known as syndicate covering transactions. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                LEGAL OPINIONS

  The legality of the Notes will be passed upon for the Company by Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary of the Company and for the Underwriter by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. The latter firm acts as counsel for the Company from time to time in various matters. Bruce C. Bennett, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of GE Company.

PROSPECTUS

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                DEBT SECURITIES

                      WARRANTS TO PURCHASE DEBT SECURITIES

  General Electric Capital Corporation (the "Company") may offer from time to time its senior, unsecured debt securities ("Debt Securities") and its warrants ("Warrants") to purchase any of the Debt Securities (the Debt Securities and the Warrants being herein collectively called the "Securities"). The Debt Securities are hereinafter in this Prospectus referred to as the "Notes," although any series of Debt Securities to which the accompanying Prospectus Supplement relates may bear a different title. The term "Prospectus Supplement" as used herein includes any Pricing Supplement that accompanies any Prospectus Supplement that accompanies this Prospectus.

  The Securities will be offered on terms determined at the time of sale. The accompanying Prospectus Supplement sets forth specifically

  (a) with regard to the Notes in respect of which this Prospectus is being delivered:

    . the title of the Notes,

    . the aggregate principal amount offered,

    . the currency, currencies or currency units in which payments on the Notes are payable,

    . the rate or method of calculation, and the dates of payment, of interest, if any,

    . the date or dates from which such interest shall accrue,

    . the method of determining holders to whom any such interest shall be payable,

    . the authorized denominations, if other than as provided herein,

    . the maturity,

    . the offering price or terms,

    . the terms of any sinking fund, purchase fund or mandatory redemption, and of any redemption or repayment at the option of the Company or the holder,

    . the Trustee acting under the Indenture pursuant to which the Notes are to be issued,

    . the underwriter or underwriters or agent or agents, if any, for the Notes, their compensation or the basis of determining the same and the net proceeds to the Company, and

    . the exchanges, if any, on which the Notes may be listed; and

  (b) with regard to the Warrants, if any, in respect of which this Prospectus is being delivered:

    . the offering price or terms,

    . a description of the Notes for which each Warrant is exercisable,

    . the aggregate number, exercise price, exercise period and expiration date of the Warrants,

    . the currency or currencies in which the exercise price is payable,

    . the terms of any mandatory or optional call provisions,

    . the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration,

    . the Warrant Agent acting under the Warrant Agreement pursuant to which the Warrants are to be issued, and

    . the exchanges, if any, on which the Warrants may be listed.

  The Securities will be sold either through underwriters or dealers, through agents designated from time to time, or directly by the Company.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
    TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

August 6, 1996

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

                               ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

  There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996 and the Company's Current Report on Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

  All documents filed by the Company pursuant to Sections 13(a), 13(e), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by the accompanying Prospectus Supplement shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

                                  THE COMPANY

  General Electric Capital Corporation (herein together with its consolidated affiliates called the "Company" unless the context otherwise requires) was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies , as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, the name of the Company was General Electric Credit Corporation. All outstanding common stock of the Company is owned by General Electric Capital Services, Inc. ("GE Capital Services") formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned by General Electric Company ("GE Company"). The business of the Company originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the type and brand of products financed and the financial services offered are significantly more diversified. Very little of the financing provided by the Company involves products that are manufactured by GE Company.

  The Company operates in four finance industry segments and in a specialty insurance industry segment. The Company's financing activities include a full range of leasing, lending, equipment management services and annuities. The Company's specialty insurance activities include providing financial guarantee insurance, principally municipal bonds and structured finance issues, private mortgage insurance and creditor issuance covering international customer loan repayments. The Company is an equity investor in a retail organization and certain other services and financial services organizations. The Company's operations are subject to a variety of regulations in their respective jurisdictions.

  Services of the Company are offered primarily in the United States, Canada, Europe and the Pacific rim. Computerized accounting and service centers, including those located in Connecticut, Ohio, Georgia and England, provide financing offices and other service locations with data processing, accounting, collection, reporting and other administrative support. The Company's principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927 (telephone number (203) 357-4000). At December 31, 1995, the Company employed approximately 37,000 persons.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

               YEAR ENDED DECEMBER 31,
     --------------------------------------------------------------          THREE MONTHS ENDED
     1991        1992           1993           1994           1995             MARCH 30, 1996
     ----        ----           ----           ----           ----           ------------------
     1.34        1.44           1.62           1.63           1.51                  1.53

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a responsible approximation of the interest factor of such rentals.

                                USE OF PROCEEDS

  Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Securities to which such Prospectus Supplement relates will be added to the general funds of the Company and will be available for financing its operations. Additional short- and long-term financing, as required, will be undertaken at such times, and through such means, as may be appropriate.

                              PLAN OF DISTRIBUTION

  The Company may sell any issue of the Securities in any one or more of the following ways: (i) through one or more underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through one or more agents.

  From time to time, the Company may receive, and may solicit, offers from underwriters to purchase all or a part of the Securities, to be reoffered to the public through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone or otherwise. The managing underwriter or underwriters, if any, with respect to the offer and sale of the Securities to which the Prospectus Supplement accompanying this Prospectus relates are set forth in such Prospectus Supplement and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. The Company will execute an underwriting agreement (the "Underwriting Agreement") with any such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. Such Prospectus Supplement also states the discounts and commissions, if any, to be allowed or paid to the underwriters by the Company, and describes all other items, if any, constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any. If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriter or dealer at the time of sale. The relevant Underwriting Agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and the Company will agree, under the Underwriting Agreement, to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

  Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement accompanying this Prospectus. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

  If so indicated in the Prospectus Supplement accompanying this Prospectus, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The Company anticipates that delayed delivery contracts would be used to facilitate the marketing of the Securities by accommodating institutions that wish to invest in the Securities but will not have funds available for the purchase until some date following the anticipated closing date.

  GE Capital Services, which owns all of the outstanding common stock of the Company, owns 100% of the common stock of Kidder, Peabody Group Inc. which in turn owns 100% of the common stock of Kidder, Peabody & Co. Incorporated ("Kidder"). Kidder in turn owns approximately 22% of the issued and outstanding common stock of PaineWebber Group Inc. ("PaineWebber") and Convertible Preferred Stock and Redeemable Preferred Stock of PaineWebber. As a result, any offering of Securities is required to be made in compliance with the applicable provisions of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. ("NASD"), which Schedule applies to offerings of securities of issuers affiliated with NASD members. In accordance therewith, no underwriter or dealer may confirm sales of Securities to accounts over which they exercise discretionary authority.

  For further information with respect to the terms of the offering of Securities in respect of which this Prospectus is being delivered, see the Prospectus Supplement accompanying this Prospectus.

                              DESCRIPTION OF NOTES

GENERAL

  The Notes are to be issued under one or more separate Indentures (each an "Indenture"), in each case between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Trustee"). None of the Indentures limits the amount of Notes or other unsecured, senior debt which may be issued thereunder or limits the amount of other debt, secured or unsecured, which may be issued by the Company.

  The statements under this heading are subject to the detailed provisions of each Indenture, a copy of each of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Indentures or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

  Reference is made to the Prospectus Supplement accompanying this Prospectus for the terms specified by the Company pursuant to the Indenture of, and other information with respect to, the Notes being offered thereby, including: (1) the designation, the aggregate principal amount and, if other than as provided herein, the authorized denominations of such Notes; (2) the percentage of their principal amount at which such Notes will be issued; (3) the date or dates on which such Notes will mature; (4) the currency, currencies or currency units in which the payments on such Notes will be payable; (5) the rate or rates at which such Notes will bear interest, if any, or the method of determination of such rate or rates; (6) the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any such interest shall be payable; (7) the prices, if any, at which, and the dates at or after which, such Notes must or may be repaid, repurchased or redeemed; (8) the exchanges, if any, on which the Notes may be listed; and (9) the Trustee under the Indenture pursuant to which the Notes are to be issued. (Sections 2.02 and 2.02A.) Interest, if any, is to be payable to the persons, and in the manner, specified in the Prospectus Supplement accompanying this Prospectus and, unless otherwise specified in such Prospectus Supplement, will be computed on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10.)

  The Notes will be unsecured and will rank pari passu (equally and ratably) with all other unsecured and unsubordinated indebtedness of the Company.

  Some of the Notes may be issued as discounted Notes to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Notes will be described in the Prospectus Supplement with respect to any such Notes.

  The Indentures do not contain any provisions (other than as described below under "Certain Covenants of the Company") that limit the ability of the Company to incur indebtedness or that afford holders Securities protection in the event GE Company, as sole indirect stockholder of the Company, causes the Company to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

GLOBAL NOTES, DELIVERY AND FORM

  Except as otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the Notes will be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. The Depository currently limits the maximum denomination of any single Global Note to $200,000,000. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of Notes.

  Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

  The Depository has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions in such securities between Participants through electronic book-entry charges in accounts of its Participants. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

  The Depository advises that pursuant to procedures established by it (i) upon issuance of a Global Note by the Company in connection with the sale thereof to an underwriter or underwriters, the Depository will credit the accounts of Participants designated by such underwriter or underwriters with the principal amount of the Notes purchased by such underwriter or underwriters, and (ii) ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants), by the Participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a Global Note is limited to such extent.

  So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such Notes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

  Neither the Company, the Trustee, any paying agent nor any registrar of the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Payments of principal and interest, if any, on the Notes registered in the name of the Depository's nominee will be made by or on behalf of the Company in immediately available funds to the Depository's nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest, if any, on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest, if any, on the Notes to owners of beneficial interests in a Global Note. The Depository has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to immediately credit the amounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a Global Note as shown in the records of the Depository. The Depository's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by Participants and indirect participants to owners of beneficial interests in a Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for a Global Note. In addition, the Company may at any time determine not to have the Notes represented by a Global Note and, in such event, will issue Notes in definitive form in exchange for a Global Note. In either instance, an owner of a beneficial interest in a Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons, and the Company will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where such Notes may be presented for payment and may be transferred or exchanged. No service charge will be made for any transfer or exchange of such Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

  Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, Global Notes held by the Depository will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

CERTAIN COVENANTS OF THE COMPANY

  The Company covenants that neither it nor any Finance Subsidiary will subject any of its property or assets to any lien unless the Notes are secured equally and ratably with other indebtedness thereby secured. There are excepted from this covenant liens created to secure obligations for the purchase price of real estate, equipment or other physical property and certain liens existing at the time any such property is acquired; liens, existing at the time of acquisition, on acquired receivables or other nonphysical property if the gross amount of such receivables and the fair market value of such other property, in the aggregate, do not exceed 5% of net receivables of the Company and its Finance Subsidiaries taken on a consolidated basis; liens created to secure the borrowing of money by a Finance Subsidiary from the Company or another Finance Subsidiary; and certain other liens not related to the borrowing of money. (Section 4.03.)

  As used in the preceding paragraph, the term "Finance Subsidiary" means any Subsidiary (as defined below) engaged within the United States in the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other paper originating in sales at wholesale or retail, or of leasing new or used products or of making installment loans, and the term "Subsidiary" means any corporation of which the Company directly or indirectly owns or controls at the time at least a majority of the outstanding stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors of such corporation. (Section 1.01.)

  If upon any consolidation or merger of the Company with any other corporation, or upon any sale, conveyance or lease of substantially all its assets, any of the property of the Company or of any Subsidiary owned immediately prior thereto would thereupon become subject to any mortgage, pledge, lien or encumbrance, the Company prior to or simultaneously with such event will secure the Notes equally and ratably with any other obligations of the Company then entitled thereto, by a direct lien on such property prior to all liens other than any theretofore existing thereon. (Section 11.02.)

MODIFICATION OF THE INDENTURES

  Each Indenture permits the Company and the Trustee thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes of each series affected outstanding, to add any provisions to or change in any manner or eliminate any of the provisions of such Indenture or modify in any manner the rights of the holders of Notes of each such series, provided that no such addition or modification shall (i) among other things, extend the fixed maturity of any Notes or reduce the principal amount thereof (including in the case of a discounted Note the amount payable upon acceleration of the maturity thereof), reduce the redemption premium thereon or reduce the rate or extend the time of payment of interest, if any, thereon, or (ii) reduce the aforesaid percentage of principal amount of such Notes of any series, the consent of the holders of which is required for any addition or modification, without in each case the consent of the holder of each such Note so affected. (Section 10.02.)

EVENTS OF DEFAULT

  An Event of Default with respect to any series of Notes is defined in each Indenture as being: (a) default in any payment of principal or premium, if any, on any Note of such series; (b) default for 30 days in payment of any interest on any Note of such series; (c) default in the making or satisfaction of any sinking fund payment or analogous obligation on the Notes of such series; (d) default for 60 days after written notice to the Company in performance of any other covenant in respect of the Notes of such series contained in such Indenture; (e) a default, as defined, with respect to any other series of Notes outstanding under the relevant Indenture or as defined in any other indenture or instrument evidencing or under which the Company has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of the Company shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof (provided, that the resulting Event of Default with respect to such series of Notes may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness); or (f) certain events in bankruptcy, insolvency or reorganization. (Section 6.01.) Each Indenture requires the Company to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.06.) No Event of Default with respect to a particular series of Notes under any Indenture necessarily constitutes an Event of Default with respect to any other series of Notes issued thereunder. Each Indenture provides that the Trustee may withhold notice to the holders of any series of Notes issued thereunder of any default (except in the payment of principal, premium, if any, or interest, if any, on any of the Notes of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series) if the Trustee considers it in the interest of such Noteholders to do so. (Section 6.08.)

  Each Indenture provides that during the continuance of an Event of Default with respect to any series of Notes, either the Trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal, or in the case of discounted Notes, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all such Notes to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Notes then outstanding. Each Indenture provides that past defaults with respect to a particular series of Notes (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest, if any, on any of the Notes of such series, or the payment of any sinking fund instalment or analogous obligation on the Notes of such series) may be waived on behalf of the holders of all Notes of such series by the holders of a majority in principal amount of such Notes then outstanding. (Sections 6.01 and 6.07.)

  Subject to the provisions of each Indenture relating to the duties of the Trustee thereunder in case an Event of Default with respect to any series of Notes shall occur and be continuing, such Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any holders of Notes of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02.) Subject to such indemnification provision, each Indenture provides that the holders of a majority in principal amount of the Notes of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the Notes of such series, provided that such Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07.)

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank, as successor to The Bank of New York, acts as trustee under (i) an Amended and Restated Indenture with the Company dated as of June 1, 1994, as amended and supplemented, (ii) an Amended and Restated Indenture with the Company dated as of June 15, 1994, as amended and supplemented, and (iii) an Indenture with the Company dated as of October 1, 1991. A number of series of senior, unsecured notes of the Company are presently outstanding under each of such indentures, and any of the Notes may be issued under either of the indentures referred to in clauses (i) and (ii) above.

  Any material business and other relationships (including additional trusteeships), other than the present and prospective trusteeships referred to in the foregoing paragraph, between, on the one hand, the Company, GE Company and other affiliates of GE Company and, on the other hand, each Trustee under any Indenture pursuant to which any of the Notes to which the Prospectus Supplement accompanying this Prospectus relates are to be issued, are described in such Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

GENERAL

  The following statements with respect to the Warrants are summaries of the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

  The Warrants will be evidenced by Warrant Certificates (the "Warrant Certificates") and, except as otherwise specified in the Prospectus Supplement accompanying this Prospectus, may be traded separately from any Notes with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Warrant does not have any of the rights of a Noteholder in respect of, and is not entitled to any payments on, any Note issuable (but not yet issued) upon exercise of the Warrants.

  The Warrants may be issued in one or more series, and reference is made to the Prospectus Supplement accompanying this Prospectus relating to the particular series of Warrants, if any, offered thereby for the terms of, and other information with respect to, such Warrants, including: (1) the title and the aggregate number of Warrants; (2) the Notes for which each Warrant is exercisable; (3) the date or dates on which such Warrants will expire; (4) the price or prices at which such Warrants are exercisable; (5) the currency or currencies in which such Warrants are exercisable; (6) the periods during which and places at which such Warrants are exercisable; (7) the terms of any mandatory or optional call provisions; (8) the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration; (9) the identity of the Warrant Agent; and (10) the exchanges, if any, on which such Warrants may be listed.

EXERCISE OF WARRANTS

  Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Warrant, and communicating the identity of the Warrantholder and the number of Warrants to be exercised. Upon receipt of payment and the Warrant Certificate property completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, forward Notes in authorized denominations. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                                 LEGAL OPINIONS

  Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, the legality of the Securities will be passed upon for the Company by one of Nancy E. Barton, a director and Senior Vice President, General Counsel and Secretary of the Company or Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary of the Company, and for the underwriters, agents or dealers by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Ms. Barton and Mr. Bennett, together with members of their families, own, have options to purchase and have other interests in shares of common stock of GE Company.

                                    EXPERTS

  The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Sup-plement or the Prospectus and, if given or made, such information or represen-tations must not be relied upon as having been authorized. This Prospectus Sup-plement and the Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Notes described in this Pro-spectus Supplement. This Prospectus Supplement and the Prospectus do not con-stitute an offer to sell or a solicitation of an offer to buy such Notes in any circumstances in which such offer or solicitation is unlawful. Neither the de-livery of this Prospectus Supplement or the Prospectus nor any sale made here-under or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since their respective dates or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to their respective dates.


                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                             PROSPECTUS SUPPLEMENT

The Company................................................................. S-2
Ratio of Earnings to Fixed Charges.......................................... S-2
Certain Terms of The Notes.................................................. S-3
Underwriting................................................................ S-3
Legal Opinions.............................................................. S-4

                                   PROSPECTUS

Available Information.......................................................   2
Documents Incorporated by Reference.........................................   2
The Company.................................................................   3
Use of Proceeds.............................................................   3
Plan of Distribution........................................................   3
Description of Notes........................................................   5
Description of Warrants.....................................................   9
Legal Opinions..............................................................  10
Experts.....................................................................  10

PROSPECTUS SUPPLEMENT                                           November 3, 1997


                                  $300,000,000

                               GENERAL ELECTRIC
                              CAPITAL CORPORATION

                               6.50% Notes Due
                               November 1, 2006


                          SBC WARBURG DILLON READ INC.